UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 6, 2012

Cycle Country Accessories Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-68570	42-1523809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5929 Baker Road, Suite 400

Minnetonka, MN 55345

(Address of principal executive offices, including zip code)

(952) 215-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Disposition of Assets

Effective December 31, 2011, Cycle Country Accessories Corp. (the “Company”) closed on the sale of its ATV Accessories Product Line (the “Assets”) to Kolpin Outdoors Inc. (the “Buyer”), which was previously disclosed in the Company’s Information Statement dated November 18, 2011.  The sale involved the Company’s ATV Accessories Product Line only, and did not include any of the Company’s manufacturing operations, including real estate, machinery and equipment.

The purchase price for the Assets was $8,000,000 (the “Purchase Price”), subject to certain adjustments. At the closing of the Asset Sale (the “Closing”), the Buyer paid $3,000,000 to the Company in cash. An additional $1,000,000 is scheduled to be paid to the Company in two equal installments after the Closing (collectively, the “Deferred Payments”) as follows: the first payment of $500,000 is due on April 1, 2012; and the second payment of $500,000 is due on April 1, 2013; in each case subject to the Buyer’s right to offset certain claims against such amount.

The balance of the Purchase Price of $4,000,000 is contingent (collectively, the “Contingent Payments”) and such amount represents the maximum amount the Company may receive under a contingent earn-out provision set forth in the Purchase Agreement. If the Buyer achieves certain net sales targets for two one-year periods specified in the Purchase Agreement, thereafter the Sellers will receive a percentage of the net sales generated until the maximum for each such period is reached. The maximum Contingent Payments that the Sellers can be paid under this provision is $4,000,000. Since the Contingent Payments are dependent on the Buyer’s net sales for each applicable period, there can be no certainty how much, if any, of the Contingent Payments will be received by the Sellers.  Contingent Payments are also subject to the Buyer’s right to offset certain claims against such amount.

Ancillary Agreements

The Company also entered into the agreements listed below with the Buyer.  Copies of these agreements were filed with the Company’s Information Statement dated November 18, 2011.

Master Supply Agreement

The Company and the Buyer entered into a Master Supply Agreement (the “Supply Agreement”) pursuant to which the Buyer will grant the Company the exclusive right to manufacture for the Buyer the products set forth in the Supply Agreement (the “Supplied Products”) at the prices set forth in the Supply Agreement, and the Buyer will be obligated to purchase all of its requirements for such Supplied Products from the Company, subject to the conditions set forth in the Supply Agreement. The Supply Agreement will continue in effect until March 31, 2012, unless earlier terminated in accordance with its terms.

Setoff Agreement

The Company, the Buyer and the Subsidiary entered into a Setoff Agreement (the “Setoff Agreement”) pursuant to which the Buyer may setoff against the Deferred Payments and/or Contingent Payments due to the Company certain damages that may be incurred by the Buyer. In particular, if the Company breaches its warranty obligations under the Supply Agreement or if the Buyer is required to pay or honor a rebate, discount or marketing program offered by the Company prior to the Closing but redeemed by the customer after the Closing, the Buyer may setoff the damages incurred by the Buyer by deducting the applicable amount from the Deferred Payments and/or the Contingent Payments remaining due. Regardless of whether the Buyer sustains any actual damages in connection with any pre-closing warranty claims or any actual damages in excess of $50,000, the Buyer may setoff the amount of $50,000 against the Deferred Payments.

Warehouse and Transition Services Agreement

The Company and the Buyer entered into a Warehouse and Transition Services Agreement (the “Warehouse Agreement”) pursuant to which the Buyer will engage the Company to provide certain warehousing, management and shipping services in exchange for the compensation set forth in the Warehouse Agreement. The Warehouse Agreement will continue in effect until March 31, 2012, unless earlier terminated in accordance with its terms.

Guaranty Agreement

The Company, the Subsidiary and FCF Partners, LP, a Delaware limited partnership and the private equity group that is the majority owner of the Buyer (the “Guarantor”), entered into a Guaranty Agreement (the “Guaranty”) pursuant to which the Guarantor will guarantee the timely, complete and full payment and performance of the Deferred Payments due to the Company as part of the Purchase Price, and all reasonable fees, costs and expenses paid or incurred by either Seller in attempting to collect or enforce the Guaranty.

Item 8.01 Other Matters.

On January 6, 2012, Cycle Country Accessories Corp. issued a press release titled “Cycle Country Announces the Closing of the Sale of its ATV Accessories Product Line to Kolpin Outdoors Inc.; Announced Changes of Corporate and Subsidiary Names: and Announces Closing of Tenth Amendment to its Secured Credit Line.” which press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.	Description
99.1	Press Release, dated January 6, 2012

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations are intended to identify forward-looking statements. These statements speak only of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially, including further review of the matters discussed above, actions that may be taken or required as a result of the Investigation, including the need to restate prior financial results, and the conclusions reached by the Company’s management and board of directors based on the results of any investigations, and any further review or investigation.  The Company undertakes no obligation to revise or update publicly any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCLE COUNTRY ACCESSORIES CORP.

By:	/s/ Robert Davis
Robert Davis
Chief Executive Officer, Chief Operating Officer and Chief Financial Officer

Date: January 6, 2011